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                                                                  Exhibit 1(iii)

                               BRINSON INDEX TRUST

                   CERTIFICATE OF VICE PRESIDENT AND SECRETARY

         I, Amy R. Doberman, Vice President and Secretary of Brinson Index Trust ("Trust"), hereby certify that the board of trustees of the Trust adopted the following resolutions at a meeting held on February 13, 2002, that the resolutions will become effective on April 8, 2002, and that the Amended and Restated Schedule A attached to this certificate is a true copy of the Amended and Restated Schedule A to the Trust's Trust Instrument that was approved by the board of trustees at its February 13, 2002 meeting:

                  RESOLVED, that pursuant to Section 8 of Article X of the Trust's Trust Instrument, the name of the Trust be, and it hereby is, changed from "Brinson Index Trust," to "UBS Index Trust;" and that the Trust Instrument be, and it hereby is, amended as follows:

                  The last sentence of the introductory paragraph of the Trust Instrument is amended to read as follows: "The name of the Trust created by this Trust Instrument is UBS Index Trust."

                  Section (m) of Article I of the Trust Instrument is amended to read as follows: "(m) "Trust" means UBS Index Trust established hereby, and reference to the Trust, when applicable to one or more Series, refers to that Series."

                  All other references in the Trust Instrument to Brinson Index Trust are changed to UBS Index Trust.

                  and be it further

                  RESOLVED, that pursuant to Section 8 of Article X of the Trust's Trust Instrument, the names of certain of the Series of the Trust shall be changed from "Brinson S&P 500 Index Fund" to "UBS S&P 500 Index Fund," and be it further




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                  RESOLVED, that Schedule A of the Trust's Trust Instrument be, and it hereby is, amended and restated to reflect the name changes of the above referenced Series.

Dated: February 15, 2002                    By: /s/ Amy R. Doberman
                                                -------------------
                                                Amy R. Doberman
                                                Vice President and Secretary
                                                UBS Index Trust

New York, New York (ss)

Subscribed and sworn to before me this 15th day of February, 2002.

/s/ Evelyn De Simone
--------------------
Notary Public




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                        Schedule A to Trust Instrument of
                                 UBS Index Trust

                     (as Amended and Restated April 8, 2002)

Series of the Trust

UBS S&P 500 Index Fund

Classes of Shares of Series

An unlimited number of shares of beneficial interest have been established by the Board as Class A shares, Class C shares and Class Y shares of the above Series. Each of the Class A shares, Class C shares and Class Y shares of the Series represents interests in the assets of only that Series and has the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares, except as provided in the Trust's Trust Instrument.